LAIDLAW INTERNATIONAL ANNOUNCES EXPIRATION OF MANDATORY TENDER OFFER FOR $202 MILLION OF NOTES

NAPERVILLE, IL, April 5, 2005 — Laidlaw International, Inc. (NYSE: LI), announced the expiration at 5:00 pm (EDT) on April 4, 2005, of its offer at par for up to $202,000,000 of the 10 3/4 % Senior Notes (“Notes”) due 2011 as described in its Offer to Purchase dated March 4, 2005. An aggregate principal amount of $2,450,000 of Notes was validly tendered to Deutsche Bank Trust Company Americas, the paying agent for the Offer to Purchase. Laidlaw today made payment to the paying agent in the amount of 100% of the principal amount of the Notes tendered plus accrued and unpaid interest.

Questions regarding the Offer and requests for documents may be directed to D.F. King & Company ((800) 431-9645), the information agent for the Offer.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Notes or any other security. The tender offer is being made solely by means of the Offer to Purchase which has been prepared by Laidlaw in connection with the Offer.

Forward-looking statement

Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s leading providers of school and inter-city bus transportation and public transit services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). For more information, go to www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120

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